Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement, as filed on December 19, 2008 on Form S-8 of Smart Balance, Inc. and Subsidiary, of our report dated March 12, 2008, with respect to the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the periods in the three-year periods ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Smart Balance, Inc.

/s/ Ehrhardt Keefe Steiner & Hottman PC